Exhibit 10.30
FOURTH AMENDMENT OF LEASE
     THIS AGREEMENT, made as of the 15th day of March, 1996, between 401 PARK AVENUE SOUTH ASSOCIATES, a New York Partnership having an office at 30 West 26th street, Eighth Floor, New York, New York (“Landlord”), and HEALTH MANAGEMENT SYSTEMS, INC., A New York Corporation having an office at 401 Park Avenue South, New York, New York 10016 (“Tenant”).
W I T N E S S E T H :
     WHEREAS, Landlord and Tenant entered into an Agreement of Lease made as of September 24, 1981, as amended and modified by an Amendment of Lease dated October 9th 1981, an Amendment of Lease dated September 24, 1982, a Second Amendment of lease dated January 6, 1986 and a Third Amendment of Lease dated February 28, 1990, covering certain premises on the Fourth floor in the building known as 401 PARK AVENUE SOUTH in the City, County and State of New York (said agreement of Lease, being hereinafter called the “Lease”); and
     WHEREAS, the parties hereto desire to amend the Lease in the respects and upon the terms and conditions hereinafter set forth and;
     WHEREAS, Tenant is in process of leasing space on the third and fourth floors at 387 Park Avenue South (“387 Premises”) and
     WHEREAS, Tenant has requested Landlord to permit Tenant to construct an opening (“Opening”) connecting the fourth floor of the Demised Premises to the 4th Floor of the 387 Premises.
     NOW, THEREFORE, in the consideration of the sum of One Dollar ($1.00) paid by each of the parties hereto to the other (the receipt and sufficiency of which is hereby acknowledged) and of other good and valuable consideration, including the covenants and understandings herein contained, it is hereby agreed as follows:
1.	Landlord consents to the construction of the Opening by Tenant, and the Tenant agrees that all costs related to construction of the Opening shall be borne by Tenant.

2.	Landlord agrees that at such time as Tenant adds the Third Floor of the Building to the Demised Premises, Tenant may construct an opening (“Opening”) connecting the third floor of the Demised Premises to the 3rd Floor of the 387 Premises, in accordance with Plans, to be approved by Landlord.

3.	Tenant understands that plans (“Plans”) for construction of the Opening(s) must be prepared by architects and engineers approved by Landlord.

4.	Tenant agrees to file Plans with the New York City Buildings Department for construction of the Opening(s), and to obtain all necessary permits required for such construction.

5.	Upon the expiration of the Lease, Tenant at its sole cost and expense shall restore the Demised Premises by sealing the Opening(s) in conformity with Plans and specifications approved by Landlord and repairing any damage to the Demised Premises caused thereby.

6.	Tenant agrees to and hereby does indemnify, defend and hold harmless, Landlord and its principles, the Superior Lessor and the Superior Mortgagee from and against any and all liabilities claims, costs and expenses whatsoever (including, without limitation, attorneys’ fees and disbursements) arising out of or otherwise in connection with (i) Tenant’s constructions, use and subsequent restoration of the Opening(s) and (ii) Tenant’s use and occupancy of the Demised Premises and the 387 Premises as contiguous spaces.

7.	Upon the expiration or sooner termination of the 387 Lease for any reason, including as a result of a casualty or condemnation of all or any part of the 387 Premises, if one or both of the Opening(s) have been constructed, Landlord may terminate the right to have the Opening(s) and Tenant shall seal the Opening(s) in the manner set forth in Article 4 of the Agreement.

8.	Nothing contained herein shall be deemed to grant to Tenant or any other occupant of the Demised Premises or the 387 Premises as easement or other real property interest in, on or over an Opening(s) constructed pursuant to the provisions of the Agreement. The rights granted to the Tenant pursuant to this Agreement constitute a mere license to construct the Opening(s) in accordance with the terms hereof and to use the same as a means of ingress and egress to and from the 387 Premises from and to the Demised Premises. Landlord agrees that, for so long as the construction and use of the Opening(s) are not contrary to applicable law, Landlord shall not revoke the license granted to Tenant hereby.

9.	Throughout the term of the Lease, Landlord agrees, as a courtesy to Tenant, to send to Tenant’s Landlord at 387 Park Avenue South copies of any default notices sent to Tenant by Landlord.

10.	All other terms and conditions of this Lease are hereby confirmed and shall remain in full force and effect
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

401 PARK AVENUE SOUTH ASSOCIATES

BY:	/s/ Stephen J. Meringoff

HEALTH MANAGEMENT SYSTEMS, INC.

BY:	/s/ Vincent Hartley